Exhibit 10.1

RiT TECHNOLOGIES SHARES TO TRADE ON NASDAQ SMALLCAP
MARKET BEGINNING MONDAY, JANUARY 12th

Tel Aviv, Israel – January 8, 2004 – Further to its announcement of December 23, 2003, RiT Technologies (NASDAQ: RITT) today announced that its shares will begin trading on the Nasdaq SmallCap Market at the opening of business on Monday, January 12, 2004. The shares will continue to trade under the RITT stock symbol.

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RiT Introduces PVMax, the New PatchView Platform, at BICSI

PVMax Allows Enterprises of All Sizes to Benefit from Faster, Easier Implementation and Increased ROI

- Demonstrations at Booth #1013 of the BICSI Winter Conference -

BICSI, Orlando, – January 12, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer of intelligent physical layer management solutions (IPLMS), today launched PVMax™, a powerful new hardware platform for its widely-deployed PatchView™ real-time network management solution. The launch follows a successful six-month beta trial during which PVMax, together with the latest version of RiT’s PatchView for the Enterprise™ (PV4E) software, was used to manage more than 80,000 ports in one communication room at a customer site.

PVMax will be showcased with PV4E Version 3.3 at the BICSI (Building Industry Consulting Service International, Inc.)  Winter Conference in Orlando in booth # 1013.

For over ten years, RiT has been developing products which provide an accurate physical connectivity map of network devices.  As the result of ongoing customer feedback, this latest product sets new records in terms of ease of use, implementation and maintenance benefits and dramatically improved ROI.  Together with the latest management software version, PV4E 3.3, PVMax demonstrates functionality which greatly enhances its value to enterprises of all sizes – from small to very large.

From initial setup all the way through to day-to-day implementation, PVMax reduces the work load of IT departments.  During the setup of new communications infrastructure, PVMax’s “self-discovery” feature automatically identifies all system elements, verifying and documenting network connectivity, and making setup time simpler and shorter.  The new flexible architecture translates into support for sites of any size, regardless of number of ports.

Once installed, organizations can continue to benefit from ongoing implementation of the solution.   To take MAC (Moves, Adds or Changes) efficiency to the next level, RiT has added a highly visible flashing rack indicator to each rack. Within the rack, the specific port to be worked on is indicated by a smaller LED located next to the port. The combination of the flashing rack indicator and the smaller port light make for even faster, more fool-proof, MACs and significantly reduces response time to physical layer faults that cause costly downtime.

Among the other new features in PV4E 3.3, designed to help IT managers and administrators, are event notification to email, pagers, or SMS and the ability to upload software to remote PVMax installations.

“PatchView has always set the bar for IPLMS performance, and now it is better than ever,” said Liam Galin, President and CEO of RiT Technologies. “PVMax brings a new level of size, speed, intelligence, and flexibility to PatchView deployments, making them even more powerful and cost-effective. The new features reflect RiT’s decade of experience deploying more than 2.5 million managed ports and recent advances in our cutting-edge technologies.”

Members of the RiT team will be available to demonstrate and explain the PatchView IPLMS, including the PVMax platform and PV4E v3.3, from January 12-15th at its booth #1013 in the BICSI Winter Conference.

About PatchView

PatchView is the first and most widely-deployed real-time Intelligent Physical Layer Management System (IPLMS) for enterprise networks. PatchView begins with standards-based, end-to-end structured cabling systems, and adds intelligent patch panels, scanners, and software. A web-based management application creates a range of reports and alerts that the IT staff uses to improve network control and increase the efficiency of Moves Adds or Changes (MACs).

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer management solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com.

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Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk and other risks detailed from time to time in the Company’s filings with the Securities Exchange Commission.

 This press release is available at http://www.rittech.com/ and http://www.portfoliopr.com/.